Exhibit 4.4

AMENDMENT NUMBER ONE

TO THE

LEGGETT & PLATT, INCORPORATED

401(K) PLAN AND TRUST AGREEMENT

(As Restated January 1, 2025)

Section 19.1 of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement (the “Plan”) provides that the Plan may be amended by action of Leggett & Platt, Incorporated’s (the “Company”) Board of Directors or delegees. In accordance with the provisions of that Section, the Plan is hereby amended as follows:

1.	The Preamble is revised to read as follows:

PREAMBLE

Effective as of September 1, 2000, Leggett & Platt, Incorporated, a Missouri corporation whose principal offices are located in Carthage, Missouri, established the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement (the “Plan”) for the benefit of eligible employees of the Company and its participating affiliates. The Plan is intended to constitute a qualified profit sharing plan, as described in Code Section 401(a), which includes a qualified cash or deferred arrangement, as described in Code Section 401(k).

The provisions of this Plan and Trust relating to the Trustee constitute the trust agreement which was entered into by and between Leggett & Platt, Incorporated and Delaware Charter Guarantee & Trust Company, conducting business as Principal Trust Company. The Trust is intended to be exempt from tax under Code Section 501(a).

The Plan is intended to comply with the Code Section 401(a) qualification requirements, as amended from time to time, and is intended to comply in operation therewith. To the extent that the Plan, as set forth below, is subsequently determined not to comply with such requirements and any regulations issued under these qualification requirements, the Plan shall later be amended to so comply.

The restated Plan also contains a stock bonus component. This component is intended to constitute a stock bonus plan under Code Section 401(a) and an employee stock ownership plan (“ESOP”) under Code Section 4975(e)(7).

This Plan was restated, effective as of January 1, 2007. The Plan was restated again effective as of January 1, 2011, as of January 1, 2016, and again as of January 1, 2019. The Leggett & Platt, Incorporated Stock Bonus Plan was merged into this Plan as of December 31, 2018. The Hanes Companies, Inc. Retirement Savings Plan II was merged into this Plan as of March 31, 2025. The Precision Hydraulics Cylinders, Inc. 401k and Profit Sharing Plan was merged into this Plan as of May 31, 2025.

Except as otherwise indicated in the amended Plan provisions, this restatement of the Plan is effective as of January 1, 2025.

2.	Section 1.1 is revised by adding the following new Subsection (g) immediately after Subsection (f) and renumbering the subsequent Subsections accordingly:

(g) “PHC Prior Loan Account.” An account created to hold any outstanding participant loan transferred from the PHC Plan to this Plan.

3.	The Plan is amended by adding new Section 1.47A as follows:

1.47A. “PHC Plan.” The Precision Hydraulics Cylinders, Inc. 401k and Profit Sharing Plan, which was merged into this Plan as of May 31, 2025.

4.	Section 9.6 is revised to read as follows:

9.6. Maximum Number of Loans. A Participant may have a maximum of two loans outstanding at any given time, provided that the purpose of one of the loans is to acquire the Participant’s principal residence. Notwithstanding the foregoing, a Participant may have two general purpose loans outstanding solely with respect to his or her Hanes Prior Loan Account; provided, however, such Participant may apply for a general purpose loan only after both outstanding general purpose loans are repaid and may apply for a principal residence loan only after at least one outstanding general purpose loan is repaid, and a Participant may have one general purpose loan outstanding solely with respect to his or her PHC Prior Loan Account and may apply for either one general purpose loan or a principal residence loan, but in no event shall such Participant have more than two loans outstanding at any given time.

5.	The Plan is amended by adding new Section 9.19 as follows:

9.19 PHC Prior Loan Account. Notwithstanding any other provision of the Plan, the Trustee shall maintain a PHC Prior Loan Account on behalf of any Participant whose account under the PHC Plan includes a participant loan outstanding under the PHC Plan as of May 30, 2025. The terms applicable to such outstanding participant loans as of May 30, 2025, shall continue to apply under this Plan. Any such PHC Prior Loan Accounts shall be maintained solely for the purpose of receiving repayments of such loans and shall be reduced as such loans are repaid.

The changes made by this Amendment shall be effective as of May 31, 2025.

IN WITNESS WHEREOF, the undersigned officer of the Company, in accordance with the resolutions of the Board of Directors of the Company adopted on May 7, 2025 (a copy of which is attached), hereby executes Amendment Number One to the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement restated as of January 1, 2025. Also attached is a summary of the changes made by this Amendment.

LEGGETT & PLATT, INCORPORATED

Date: May 21, 2025	By:	/s/ Lindsey Odaffer
	Name:	Lindsey Odaffer
	Title:	Executive Vice President – Chief Human Resources Officer

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